news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7711

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
July 21, 2010

UNIT CORPORATION’S OIL AND NATURAL GAS SEGMENT ANNOUNCES
THE COMPLETION OF A PROPERTY ACQUISITION AND AN UPDATE OF ITS SECOND QUARTER EXPLORATION ACTIVITY

Tulsa, Oklahoma . . . Unit Corporation (NYSE – UNT) announced today the following information regarding its oil and natural gas segment.

Property Acquisition
        Unit Corporation’s wholly owned subsidiary, Unit Petroleum Company, completed in June the acquisition of certain oil and natural gas properties from a privately owned company for approximately $75.0 million in cash, subject to post-closing adjustments.  The acquisition includes approximately 45,000 net acres and 11 producing oil wells and is focused on the Marmaton horizontal oil play located primarily in Beaver County, Oklahoma.  This acquisition, along with Unit’s existing leasehold position in the Marmaton play area, provides Unit with more than 56,000 net undeveloped leasehold acres in this play.  Proved developed producing (PDP) net reserves associated with the 11 acquired producing wells is approximately 900,000 barrels of oil equivalent (Boe) — consisting of 600,000 barrels of oil, 200,000 barrels of natural gas liquids (NGLs), and 700 million cubic feet (MMcf) of natural gas.  Net production from these wells in April 2010 averaged approximately 850 barrels of oil per day and 1.0 MMcf of natural gas per day.
Larry Pinkston, President and Chief Executive Officer, said, “This acquisition complements the presence that we already have in the Anadarko Basin, one of our core areas of operations.  We anticipate  working two to three drilling rigs in this play in which we  have identified approximately 300 potential well locations with expected average reserves per well of 120,000 barrels of oil equivalent.  Projected average completed well costs for wells in this play are approximately $2.0 million.”

Exploration Activity
Unit Petroleum Company’s activity during the second quarter of 2010 included several well completions in various plays.
Granite Wash and Cleveland Plays:
In its Granite Wash play located primarily in the Texas Panhandle, the Issacs B-5H well (35.0% working interest) was completed in May 2010 in the Granite Wash “B” interval with a production rate of approximately 5.6 MMcf per day, 250 barrels of oil per day, and 750 barrels of NGLs per day for a combined equivalent production rate of 11.6 MMcf per day.  Through completion the total cost for this well was approximately $5.6, million which included 11 stages of fracture stimulation.  The Webb #2 (83.0% working interest), a vertical Granite Wash well, was completed in June 2010 with flow rates of 2.0 MMcf per day, 100 barrels of oil per day, and 230 barrels of NGLs per day for  an equivalent rate of 4.0 MMcf per day at a cost of approximately $1.6 million.  Two other Granite Wash horizontal wells, the Brown B-13H (50.0% working interest) and the Temple A-1H (50.0% working interest) have finished drilling operations and are scheduled to be fracture stimulated in mid-August.
There are currently three Unit Drilling Company rigs drilling Granite Wash horizontal wells on Unit Petroleum Company’s leasehold and a fourth Unit drilling rig is to be added during mid-August.
Also located in the Texas Panhandle, the Laubhan B-3H (100% working interest) was completed in the Cleveland formation in June 2010, flowing 2.9 MMcf per day and 120 barrels of oil per day.
Segno Play:
In the Segno area, located in the Texas Gulf Coast, the Sugarberry #1 well (100% working interest) was completed in June 2010.  The well was completed in the Wilcox interval with flow rates of approximately 375 barrels of oil per day and 700 Mcf per day with 2,100 pounds of flowing tubing pressure.  The BP BS Gas Unit #1 well was recently fracture stimulated and is currently flowing approximately 4.3 MMcf per day and 22 barrels of oil per day with approximately 6,000 pounds flowing tubing pressure from the Lower Wilcox formation.  Five additional wells have been drilled and are currently in the completion phase or waiting on pipeline connection.  Unit expects to keep two Unit Drilling Company rigs working in the Segno area for the remainder of 2010.
Bakken Play:
In its North Dakota Bakken play, Unit owns a 25% working interest in the Grasser #1H well that had first production in mid-May 2010 flowing at initial rates as high as 2,000 barrels of oil per day and 1.4 MMcf per day post fracture stimulation.  The well was drilled with a 5,700’ lateral that was fracture stimulated in 20 stages.   The well has produced approximately 43,000 Boe during the first 45 days of production.   A second horizontal well has been drilled and will be fracture stimulated in late July and a third horizontal well is currently drilling.  Unit has approximately 11,500 gross (2,700 net) acres in this play and anticipates one drilling rig operating for the remainder of 2010 drilling four to five additional wells.

Haynesville Shale:
In the Haynesville Shale play, located in Shelby County Texas, the Smith #1H well (55% working interest) was recently fracture stimulated in eight stages from a 3,300’ lateral.  Production facilities are being installed and the well is anticipated to have first gas sales by August 1st.

Second Quarter 2010 Webcast
Unit will release its second quarter 2010 earnings and host a conference call on Tuesday, August 3, 2010.  The webcast will be broadcast live over the Internet at 11:00 a.m. Eastern time at http://www.unitcorp.com.

Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing.  Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT.  For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the possibility that the ultimate quantity and value of the estimated oil and natural gas reserves associated with the acquisition actually differ from those contained in this release, the estimates used in the valuation of the acquisition, including prices used in calculating reserve values, may vary significantly from actual results, and that the current productive capabilities of the oil and natural gas wells included in the acquisition varies from that disclosed.  In addition, forward-looking statements also include the anticipated production rates associated with the various wells discussed in this release, the number of anticipated wells to be drilled during the remainder of the year, the potential reserves to be obtained from those wells, and other factors described from time to time in the company’s publicly available SEC reports, any or all of which could cause actual results to differ materially from those expected.